Exhibit 99.1

FOR IMMEDIATE RELEASE

At Heska Corporation:
Jason Napolitano, Executive Vice President & CFO
(970) 493-7272, Ext. 4105

Heska Announces Q4 and Annual 2010 Results

Company Reports Profitable Quarter and Year

LOVELAND, CO, March 9, 2011 -- Heska Corporation (NASDAQ: HSKA, "Heska" or the "Company") today reported financial results for its fourth quarter and the year ended December 31, 2010.

"I want to congratulate our employees for producing another profitable year.  Heska has now generated net income in five of the past six years.  For the quarter, our results met or exceeded our stated guidance in all areas," said Robert Grieve, Heska's Chairman and CEO.  "Throughout 2010, we have faced a difficult year-over-year comparison in our Core Companion Animal Health segment as we are no longer selling an old line of handheld blood analysis instruments and affiliated consumables.  This product area accounted for over $10 million in 2009 revenue.  The fourth quarter of 2010 was the last quarter in which we expect to face this issue."

Investor Conference Call
Management will conduct a conference call on Wednesday, March 9, 2011 at 9:00 a.m. MST (11:00 a.m. EST) to discuss the fourth quarter and year-end 2010 financial results.  To participate, dial (877) 941-6009 (domestic) or (480) 629-9770 (international); the conference call access number is 4407244.  The conference call will also be broadcast live over the Internet at http://www.heska.com.  To listen, simply log on to the web at this address at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  Telephone replays of the conference call will be available for playback until March 23, 2011.  The telephone replay may be accessed by dialing (800) 406-7325 (domestic) or (303) 590-3030 (international).  The webcast replay may be accessed from Heska's home page at www.heska.com until March 23, 2011.

About Heska
Heska Corporation (NASDAQ: HSKA) sells advanced veterinary diagnostic and other specialty veterinary products.  Heska's state-of-the-art offerings to its customers include diagnostic instruments and supplies as well as single use, point-of-care tests, pharmaceuticals and vaccines.  The company's core focus is on the canine and feline markets where it strives to provide high value products and unparalleled customer support to veterinarians.  For further information on Heska and its products, visit the company's website at www.heska.com.

Forward-Looking Statements
This announcement contains forward-looking statements regarding Heska's future financial and operating results. These statements are based on current expectations and are subject to a number of risks and uncertainties. Investors should note that there is an inherent risk in using past results, including trends, to predict future outcomes.  In addition, factors that could affect the business and financial results of Heska generally include the following: risks regarding Heska's reliance on third-party suppliers and the potential loss of products supplied by one or more third parties, which could have a significant adverse impact on Heska's financial position; uncertainties regarding Heska's reliance on third parties to whom Heska has granted substantial marketing rights to certain of Heska's existing products and whom may be large Heska customers, including Schering-Plough Animal Health Corporation which has exclusive rights to our heartworm preventive in the United States and which it has been announced is to be combined with Merial Limited; uncertainties regarding Heska's ability to successfully market and sell its products in an economically sustainable manner; uncertainties regarding Heska's ability to generate profits and positive cash flow in future periods; competition, including uncertainties regarding the impact of new products competitors have recently launched or may launch in the future; and the risks set forth in Heska's filings and future filings with the Securities and Exchange Commission, including those set forth in Heska's Annual Report on Form 10-K/A for the year ended December 31, 2009 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Financial Table Follows:

Consolidated Statements of Operations
In Thousands, Except per Share Amounts
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2010	2009	2010
Revenue, net:
Core companion animal health	$14,541	$11,988	$66,449	$55,655
Other vaccines, pharmaceuticals and products	2,817	3,027	9,229	9,796
Total revenue, net	17,358	15,015	75,678	65,451

Cost of revenue	10,723	8,868	47,219	40,659

Gross profit	6,635	6,147	28,459	24,792

Operating expenses:
Selling and marketing	3,449	3,122	14,524	14,726
Research and development	410	297	1,718	1,597
General and administrative	1,918	2,040	8,173	8,111
Total operating expenses	5,777	5,459	24,415	24,434
Operating income	858	688	4,044	358
Interest and other expense, net	113	112	306	289
Income before income taxes	745	576	3,738	69
Income tax expense	285	304	1,496	51
Net income	$460	$272	$2,242	$18

Basic net income per share	$0.09	$0.05	$0.43	$0.00
Diluted net income per share	$0.09	$0.05	$0.43	$0.00

Shares used for basic net income per share	5,216	5,224	5,207	5,220

Shares used for diluted net income per share	5,224	5,232	5,212	5,254

Balance Sheet Data
In Thousands (unaudited)

	December 31, 2009	December 31, 2010
Cash and cash equivalents	$5,400	$5,492
Total current assets	28,493	27,279
Total assets	64,134	63,048
Line of credit	4,201	3,079
Long-term debt (all current)	381	—
Total current liabilities	14,107	12,660
Stockholders' equity	45,055	45,798

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